Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

— $58 million in milestones earned —

PALO ALTO, Calif., May 7, 2012 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the first quarter ended March 31, 2012.  The net income for the first quarter of 2012 was $31.5 million (or $0.87 per share) compared to a net loss of $9.6 million (or $(0.36) per share) for the first quarter of 2011.

Affymax recognized total revenue for the quarter ended March 31, 2012, of $63.2 million compared to $16.7 million for the quarter ended March 31, 2011.  The increase in revenue was the result of $58 million in milestones earned during the quarter from the company’s partner, Takeda Pharmaceutical Company Limited, under their 2006 collaboration agreement for Affymax’s compound, OMONTYS® (peginesatide) Injection.  Specifically, the company earned a $5 million milestone for the acceptance of a Marketing Authorization Application in Europe and $53 million in milestones for securing U.S. approval.

Research and development expenses for the quarter ended March 31, 2012, were $16.1 million compared to $18.2 million for the quarter ended March 31, 2011.  The decrease was primarily due to reduced consulting costs as a result of the completion of the filing of our New Drug Application with the U.S. Food and Drug Administration (FDA) in May 2011 and reduced personnel-related costs.  This was partially offset by ongoing clinical trial activity for the company’s Phase 3b trial, and an ongoing Phase 2 study in Pure Red Cell Aplasia patients.

Selling, general and administrative expenses for the quarter ended March 31, 2012, were $15.6 million compared to $8.2 million for the quarter ended March 31, 2011.  The increase was primarily due to increases in commercialization costs as the company prepared for the launch and commercialization of OMONTYS.

The company had cash and investments of $93.5 million as of March 31, 2012, which only included receipt of $5.0 million of the $58.0 million of milestones earned during the first quarter of 2012.  The remaining $53.0 million in milestones earned in the first quarter were included in the $58.3 million balance in receivables from Takeda, as payments of those amounts had not been received as of March 31, 2012.

“The year is off to a phenomenal start with the approval of OMONTYS on March 27,” said John Orwin, chief executive officer of Affymax.  “Since that time, we secured a product specific Q-code from CMS which will streamline reimbursement and also launched the product with two product configurations.  We look forward to reporting progress of OMONTYS adoption and integration by dialysis providers.”

Conference Call with Management Today

Management will host a teleconference and webcast to provide a general business overview, as well as to discuss first quarter 2012 financial results today, May 7, 2012, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Interested parties can listen to the live teleconference by dialing (866) 393-1565 from the U.S. or +1(973) 409-9608 for international callers. Individuals may access the live audio webcast by visiting: http://www.investors.affymax.com/events.cfm. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company based in Palo Alto, California. Affymax’s mission is to discover, develop and deliver innovative therapies that improve the lives of patients with kidney disease and other serious and often life-threatening illnesses.

The company’s first marketed product, OMONTYS® (peginesatide) Injection, was approved by the U.S. Food and Drug Administration (FDA) in March 2012. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial projections and condition, milestones expected to be accomplished, continuation and success of the Company’s collaboration with Takeda and the commercialization of OMONTYS. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to regulatory requirements and approvals, including post-marketing requirements by the FDA or other regulatory authorities, the continued safety and efficacy of OMONTYS, industry and competitive environment, potential for costs, disruptions and consequences of litigation, financing requirements and ability to access capital, and other matters that are described in Affymax’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

AFFYMAX, INC.

CONDENSED BALANCE SHEETS

(in thousands except share data)

	March 31,
	2012	December 31,
	(Unaudited)	2011
Assets
Current assets
Cash and cash equivalents	$59,777	$54,339
Short-term investments	32,619	44,165
Receivable from Takeda	59,019	6,937
Deferred tax assets	351	351
Prepaid expenses and other current assets	2,984	1,828
Total current assets	154,750	107,620
Property and equipment, net	2,999	3,013
Restricted cash	1,135	1,135
Deferred tax assets, net of current	6,888	6,888
Other assets	4,099	339
Total assets	$169,871	$118,995
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$528	$941
Accrued liabilities	15,666	13,733
Accrued clinical trial expenses	2,156	3,365
Deposit from Takeda	2,557	1,998
Notes payable, current	901	—
Total current liabilities	21,808	20,037
Long-term income tax liability	10,445	10,411
Advance from Takeda	10,013	6,121
Deferred revenue	5,174	5,174
Notes payable, net of current	9,099	—
Other long-term liabilities	895	1,255
Total liabilities	57,434	42,998

Commitments and contingencies

Stockholders’ equity
Common stock: 35,931,235 and 35,733,181 shares issued and outstanding at March 31, 2011 and December 31, 2011, respectively	36	36
Additional paid-in capital	531,240	526,244
Accumulated deficit	(418,848)	(450,301)
Accumulated other comprehensive income	9	18
Total stockholders’ equity	112,437	75,997
Total liabilities and stockholders’ equity	$169,871	$118,995

AFFYMAX, INC.

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue:
Collaboration revenue	$63,205	$16,679
License and royalty revenue	4	4
Total revenue	63,209	16,683
Operating expenses:
Research and development	16,107	18,149
General and administrative	15,582	8,166
Total operating expenses	31,689	26,315
Income (loss) from operations	31,520	(9,632)
Interest income	13	44
Interest expense	(57)	(36)
Other income (expense), net	(22)	34
Net income (loss) before provision for income taxes	31,454	(9,590)
Provision for income taxes	1	1
Net income (loss)	$31,453	$(9,591)
Net income (loss) per share:
Basic	$0.88	$(0.36)
Weighted-average number of shares used in computing basic net income (loss) per share	35,772	26,354
Diluted	$0.87	$(0.36)
Weighted-average number of shares used in computing diluted net income (loss) per share	36,338	26,354

Total comprehensive income (loss)	$31,444	$(9,583)

AFFYMAX, INC.
COLLABORATION REVENUE

(in thousands)

	Three Months Ended March 31,
	2012	2011
Revenue recognized under CAPM (1)	$—	$16,679
Expense reimbursement after CAPM	5,205	—
Milestone payments	58,000	—
Total collaboration revenue	$63,205	$16,679

(1)          Revenue recognized for the three months ended March 31, 2011, consists primarily of amounts received from Takeda under our collaboration agreement, including upfront payments, development milestones, Takeda’s purchase of active pharmaceutical ingredient, or API, and reimbursement of development expenses.  Revenue for these payments was recognized under the Contingency Adjusted Performance Model of revenue recognition, under which all such amounts were deferred and recognized ratably over the expected development period, which ended in May 2011 with the submission of the NDA for OMONTYS to the FDA.